Magellan Petroleum Regains Compliance with NASDAQ Listing Requirements

DENVER, July 31, 2015 /PRNewswire/ -- On July 27, 2015, Magellan Petroleum Corporation (“Magellan” or the “Company”) (NASDAQ: MPET) (ASX: MGN) received formal notification from the NASDAQ Stock Market LLC ("NASDAQ") that the Company has regained compliance with Listing Rule 5550(a)(2), which requires the Company to maintain a minimum closing bid price of $1.00 per share. NASDAQ staff made this determination of compliance after the Company’s bid price closed above $1.00 per share for the prior 10 consecutive business days.

NASDAQ had previously notified the Company of its non-compliance with Listing Rule 5550(a)(2) on January 27, 2015, following 30 consecutive business days for which the Company’s closing bid price did not meet the $1.00 per share minimum requirement.

Tom Wilson, President and CEO of Magellan, commented, “The implementation of the recent reverse stock split was instrumental in enabling the Company to regain compliance with the NASDAQ listing rules.  We believe that the Company’s platform as a public entity carries certain intrinsic value and that shareholders benefit from the enhanced liquidity provided by the listing of the Company’s shares on the NASDAQ

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "expect", "intend", "plan", “will”, and similar expressions are intended to identify forward-looking statements. These statements about the Company may relate to its businesses and prospects, the value of its common stock, and other matters that involve a number of risks and uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: the uncertain nature of the expected impact of the reverse stock split on the future market price of the Company’s common stock and the Company’s ability to maintain enhanced liquidity through the listing of its common stock on The NASDAQ Capital Market; risks and uncertainties associated with our CO2-EOR projects in the Rocky Mountain region; uncertainties regarding our ability to maintain sufficient liquidity and capital resources to implement our projects; the uncertain nature of the anticipated value and underlying prospects of our UK acreage position and Australian exploration block; and other matters discussed in the "Risk Factors" sections of the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Any forward-looking information provided in this press release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of new information, future events, or otherwise, except as required by securities laws.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of CO2-EOR projects in the Rocky Mountain region. Historically active internationally, Magellan also owns significant exploration acreage in the Weald Basin, onshore UK, and an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia, which the Company currently plans to farmout. Our strategy is to enhance shareholder value by maximizing the value of our CO2-EOR business and our international projects. We are committed to efficiently investing financial, technical, and management capital in our projects in order to achieve the greatest risk-adjusted value and returns for our shareholders. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Antoine Lafargue
Senior Vice President - CFO, Treasurer, and Corporate Secretary
720.484.2404
IR@magellanpetroleum.com